Exhibit 10.3
EXECUTION COPY
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”), dated September 30, 2008, between Sovereign Bancorp, Inc., a Pennsylvania Corporation (the “Company” or “SBI”), and Kirk W. Walters (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive is employed by the Company as the Interim CEO and Chief Financial Officer of the Company pursuant to the terms of an Employment Agreement by and between the Company and the Executive dated March 3, 2008 (as supplemented by a letter to the Executive from Thomas McAuliffe dated February 20, 2008, (the “Offer Letter”) and as amended effective September 30, 2008 (the “ Prior Employment Agreement”);
WHEREAS, effective on January 3, 2009 (the “Effective Date”) the Company desires to employ the Executive as its Senior Executive Vice President, Chief Administrative Officer and, Chief Financial Officer, so that it will have the benefit of his ability, experience and services, and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:
1. Employment of Executive
The Company hereby agrees to employ the Executive as the Senior Executive Vice President, Chief Administrative Officer, and Chief Financial Officer of the Company, and the Executive hereby agrees to be employed by the Company in such capacities, on, and subject to, the terms and conditions of this Agreement.
2. Term and Employment Period
(a) The term of this Agreement shall commence on the Effective Date and shall expire on the date that is the third anniversary thereof, provided, however, that on the first anniversary of the Effective Date and on each anniversary date thereof, unless previously terminated, the term of this Agreement shall be automatically extended for successive one-year periods unless the Company or the Executive has provided notice in writing to the other party of its intention not to extend the term of this Agreement no later than 90 days prior to the expiration of the then-applicable expiration date. The initial term of this Agreement and any extensions thereof in accordance with the preceding sentence are hereinafter referred to collectively as the “Agreement Term.” The portion of the Agreement Term during which the Executive is actually employed by the Company is hereinafter referred to as the “Employment Period.”
(b) Notwithstanding the provisions of Section 2(a) hereof, the Effective Date shall not occur and the Employment Period shall not become effective, and the terms of this Agreement shall be cancelled and of no further force or effect, in the event that at any time prior to the Effective Date one of the following shall occur: (i) the employment of the Executive with the Company shall have terminated pursuant to Section 3 of the Prior Employment Agreement, or (ii) a Change in Control, as defined in Section 5.A(d) of the Prior Employment Agreement, shall have occurred. If any such event shall occur and the Employment Period shall not become effective, the Prior Employment Agreement, as amended, and the Offer Letter shall remain in effect.

3. Position, Duties and Responsibilities
(a) The Executive shall serve as, and with the title, offices and authority of the Senior Executive Vice President, Chief Administrative Officer and, Chief Financial Officer of the Company. The Executive’s duties shall be consistent with his title and shall not be unreasonably or materially changed, considering his role in the Company. The Company shall also cause the Executive to be appointed to the offices of Senior Executive Vice President and Chief Administrative Officer and Chief Financial Officer of Sovereign Bank, a Federal Savings Bank and wholly-owned subsidiary of the Company (the “Bank”), unless otherwise precluded by a governing bank or regulatory authority. Further, the Executive shall have such other executive titles as may be given to him from time to time by the Board of Directors of the Bank (the “Board”) or of any affiliate. The Executive shall report directly to the Chief Executive Officer.
(b) The Executive agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for participating in professional, educational, philanthropic, or community activities or managing his personal investments or other personal business. The Executive shall be permitted to serve on the boards of directors of other corporations, subject to the prior written approval of the Board.
(c) The Executive shall perform his duties at the offices of the Company located in Boston, Massachusetts, but from time to time the Executive may be required to travel to other locations in the proper conduct of his responsibilities under this Agreement. The Executive shall be reimbursed for all business and travel expenses in accordance with Company’s policies for expense reimbursement.
4. Compensation and Benefits
In consideration of the services rendered by the Executive during the Employment Period, the Company shall provide the Executive with the compensation and benefits set forth below.
(a) Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $700,000 per annum. The Board will review the Base Salary at least annually for possible increases as it deems appropriate. The Base Salary shall be paid in accordance with the normal payroll practices of the Company.
(b) Annual Bonus. Contingent upon the Company achieving the annual bonus objectives established for it by the Board in consultation with Executive (which objectives may be based on Company or individual performance objectives), the Company shall provide the Executive with the opportunity to earn an annual performance bonus (“Annual Bonus”) under the terms of any bonus plan maintained from time to time for senior bank executive officers of the Company as in effect from time to time, with a target bonus percentage of at least 100% of the Executive’s Base Salary for each calendar year; but in no event shall the Annual Bonus be more than 200% of Executive’s Base Salary for the calendar year. The Annual Bonus shall be paid in such amounts and at such times as may be approved by the Board in its discretion.

(c) Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans and programs of the Company in which other senior management of the Company generally are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension or savings plans, any death benefit or disability benefit plans, any medical, dental, health or other welfare plans that are provided by the Company.
(d) Auto Allowance. During the Employment Period, Executive shall be entitled to an auto allowance of $750 per month to be applied towards the use or lease of an automobile used in part for Company business. Executive shall be responsible for the costs of purchasing or leasing an automobile as well as for paying all costs related to such automobile, including without limitation maintenance, registration costs, fuel and insurance.
(e) Parking. During the Employment Period, the Company shall pay for the cost of Executive’s parking at 75 State Street or such other mutually agreeable location.
(f) Temporary Housing; Relocation Costs. The Company shall pay for the cost of temporary housing in the Greater Boston Metropolitan Area for Executive in a two-bedroom furnished apartment at Devonshire (or comparable arrangement) until the earlier of a period of fourteen (14) months from the Effective Date or until the Executive’s permanent relocation to the Greater Boston Metropolitan Area. Notwithstanding anything contained herein, the Company shall provide “tax assistance” as that term is used in the Company Executive Relocation Policy with respect to such temporary housing payments made pursuant to this Section 4(a) until the earlier of a period of fourteen (14) months from the Effective Date or until the Executive’s permanent relocation to the Greater Boston Metropolitan Area. Upon Executive’s relocation to the Greater Boston Metropolitan Area from his current principal residence, the Company shall also provide Executive a “Miscellaneous Expense Allowance” in accordance with the Company’s Relocation Policy, as amended, to be paid within the first two (2) months of the Employment Period. For the avoidance of doubt, the Executive shall be entitled to (i) all payments and benefits of the Company Executive Relocation Policy applicable to the Executive’s level and (ii) “tax assistance” pursuant to the Executive Relocation Policy with respect to all expenses that constitute taxable income to the Executive except to the extent that such expenses are tax deductible.
(g) Certain Club Dues and Expenses. Executive shall be paid or reimbursed for country club dues or other social club dues at two (2) such clubs during the Employment Period. The identity of each club will be mutually agreed upon by the Company and the Executive.

5. Equity Incentive Grants
(a) Restricted Stock.
(i) On the Effective Date, the Company shall grant 200,000 shares of restricted Company common stock (the “Restricted Stock”) to Executive subject to (A) the terms of the Company’s equity incentive plan or plans, as determined by the Board in its discretion (each an “Incentive Compensation Plan”) and the terms of the applicable award agreement, and (B) the conditions below. The vesting schedule for the Restricted Stock shall be as follows:
(1)	66,667 shares of Restricted Stock shall become vested on January 3, 2010, subject to the continued employment of Executive through such date.
(2)	66,666 shares of Restricted Stock shall become vested on January 3, 2011, subject to the continued employment of Executive through such date; and
(3)	66,666 shares of Restricted Stock shall become vested on January 3, 2012, subject to the continued employment of Executive through such date.
(ii) Any shares of Restricted Stock that have not become vested prior to the termination of Executive’s employment shall, upon such termination, be automatically forfeited and shall never vest. In the event of a Change in Control (as defined in Section 6(e) hereof), all shares of Restricted Stock that have not previously vested and that have not been forfeited in accordance with the foregoing shall become automatically vested upon the effective date of the Change in Control.
(b) Options.
(i) On the Effective Date, the Company shall grant to Executive an option to purchase 1,000,000 shares of the Company’s common stock (the Option”) subject to (A) the terms of the Company’s Incentive Compensation Plan and the terms of the applicable award agreement, and (B) the conditions below. The exercise price of the Option shall be equal to the fair market value of the Company’s common stock on the date of grant, or on such later date as specified in the Option, as determined in accordance with the terms of the Incentive Compensation Plan. The vesting schedule of the Option shall be as follows:
Tranche A (150,000 Shares) — Time Vested
(1)	50,000 shares of the Option shall become vested on January 3, 2010, subject to the continued employment of Executive through such date.
(2)	50,000 shares of the Option shall become vested on January 3, 2011, subject to the continued employment of Executive through such date
(3)	50,000 shares of the Option shall become vested on January 3, 2012, subject to the continued employment of Executive through such date.

Tranche B (850,000 Shares) — Performance Vested
(1)
284,000 shares of the Option shall become vested on January 3, 2010, subject to (A) the continued employment of Executive through such vesting date, and (B) the Stock Price (as defined below) equaling at least 25% more than the closing trade price of the Company’s common stock on the New York Stock Exchange (or other exchange or NASDAQ, as applicable) on the date of grant (the “Grant Price”).

(2)
283,000 shares of the Option shall become vested on January 3, 2011, subject to (A) the continued employment of Executive through the such vesting date, and (B) the Stock Price equaling at least 50% more than the Grant Price.

(3)
283,000 shares of the Option shall become vested on January 3, 2012 subject to (A) the continued employment of Executive through the such vesting date, and (B) the Stock Price equaling at least 75% more than the Grant Price.

(4)
on January 3, 2014, a number of shares equal to 850,000 less the number of shares that have previously become vested in accordance with (1) through (3) above, subject to (A) the continued employment of Executive through the such vesting date, and (B) the Stock Price having attained a level representing at least 40% more than the Grant Price.

For purposes hereof, “Stock Price” shall mean the average of the closing trade prices of the Company’s common stock on the New York Stock Exchange (or other exchange or NASDAQ, as applicable) on each trading day during the 60 consecutive calendar day period prior to the respective vesting dates.
(ii) Any Options that have not vested prior to the termination of Executive’s employment shall, upon such termination, be automatically forfeited and shall never vest. In the event of a Change in Control (as defined in Section 6(e) hereof), all Options that have not previously vested and that have not been forfeited in accordance with the foregoing shall become automatically vested upon the effective date of the Change in Control.
(c) The Executive shall also be eligible to receive additional grants of equity incentives pursuant to the Company’s equity incentive plans, at such times and on such terms and conditions as may be approved by the Board. However, it is not contemplated that the Executive shall receive additional grants of equity incentives during the first three years of the Agreement Term, other than as may be granted pursuant to the Company’s equity incentive plans, at such times and on such terms and conditions as may be approved by the Board.
6. Termination of Employment
The Employment Period may be terminated during the Agreement Term upon the occurrence of any of the following events:
(a) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following events: (i) the Executive’s willful failure or refusal to perform his material duties to the Company or its affiliates, (ii) the Executive’s willful disregard of any lawful instructions of the Board that are consistent with the Company’s By-laws and the Executive’s positions with the Company or its affiliates, (iii) the Executive’s willful misconduct or gross negligence in the performance of his material duties to the Company, (iv) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude, (v) the commission by the Executive of a willful act of fraud or material dishonesty with respect to any material matter involving the Company, its affiliates or any of the Company’s customers or clients, (vi) the Executive fails or refuses to meaningfully cooperate with any internal or external investigation involving the Company or its affiliates or their business, without good cause, or (vii) any government regulatory agency recommends or orders, in either case in writing, that the Company of the Bank terminate the employment of Executive or relieve him of his duties (other than solely as a result of any future legislation, regulations or judicial decision which makes Executive ineligible to hold certain offices at both the Company and the Bank).

Notwithstanding the foregoing, in no event shall the Executive’s employment be considered to have been terminated for “Cause” unless and until the Executive receives a copy of a resolution adopted by the Board finding that, in the good faith opinion of the Board, the Executive is guilty of acts or omissions constituting Cause, which resolution has been duly adopted by an affirmative vote of a majority of the Board. Any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to the Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for Cause and specifically referencing applicable provision(s) of this Section 6(a), and the Executive is given an opportunity, together with counsel, to be heard before the Board. In the case of the first occurrence of any of the above enumerated “Cause” events, the Executive shall have the opportunity to cure, if curable, any such acts or omissions within 15 days following the Executive’s receipt of such resolution. Where used in this Section 6(a), the term “willful” shall require that the action or omission was done in bad faith and without reasonable belief that such action or omission was in the best interests of the Company.
(b) Termination without Cause. The Company shall have the right to terminate the Executive’s employment hereunder other than for Cause, upon 30 days advance written notice to the Executive, subject to the consequences of such termination as set forth in this Agreement.
(c) Resignation for Good Reason. The Executive may voluntarily terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) any reduction in Base Salary by the Company, or any other material breach by the Company of the compensation and benefits provisions set forth in Sections 4 and 5 hereof; (ii) any removal of the Executive from the position of Senior Executive Vice President or Chief Administrative Officer of the Company or Chief Financial Officer, or any requirement that the Executive report to anyone other than the Chief Executive Officer; (iii) any material diminution in the Executive’s authority or responsibilities with the Company or the Bank from that provided in Section 3(a) hereof; (iv) the occurrence of a Change in Control in which the Executive does not become the Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the ultimate parent company of the company or companies that result from the transaction; or (v) any relocation by the Company, without the Executive’s consent, of the Executive’s principal business office outside of the Boston, Massachusetts metropolitan area.
Notwithstanding the foregoing, in no event shall the Executive be considered to have terminated his employment for “Good Reason” unless and until (i) the Company receives written notice from the Executive, within 30 days following the occurrence of the event alleged to constitute Good Reason, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for Good Reason and specifically referencing applicable provisions of this Section 6(c), and (ii) such acts or omissions are not cured by the Company within 15 days following the Company’s receipt of such notice.

(d) Resignation without Good Reason. The Executive may voluntarily terminate his employment hereunder for any reason, including for any reason that does not constitute Good Reason, upon 30 days advance written notice to the Company.
(e) Change in Control. As used in this Agreement, “Change in Control” means the first to occur of any of the following events:
(i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), except for any of SBI’s employee benefit plans, or any entity holding SBI’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”) , is or becomes the beneficial owner, directly or indirectly, of SBI’s securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities, other than: (A) pursuant to a transaction excepted in Clause (iii) or (iv); or (B) pursuant to a Buyer Acquisition Transaction (as defined in the Investment Agreement (the “Investment Agreement”), between SBI and Banco Santander Central Hispano, S.A., dated as of October 24, 2005, as amended as of November 22, 2005) effectuated in accordance with the terms of the Investment Agreement other than a Buyer Acquisition Transaction contemplated in Sections 8.06 through 8.08 and 8.10 of the Investment Agreement;
(ii) there occurs a contested proxy solicitation of SBI’s shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities;
(iii) a binding written agreement is executed (and, if legally required, approved by SBI’s shareholders) providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of SBI or of the Bank to another entity, except to an entity controlled directly or indirectly by SBI;
(iv) the shareholders of SBI approve a merger, consolidation, or other reorganization of SBI, unless:
(A) under the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, the shareholders of SBI immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 51% of the combined voting power of the outstanding voting securities of SBI resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;
(B) under the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board of Directors of SBI immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization; and

(C) based on the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, no Person (other than (A) SBI or any Subsidiary of SBI, (B) any Benefit Plan, (C) the Surviving Corporation or any Subsidiary of the Surviving Corporation, or (D) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
(v) a plan of liquidation or dissolution of SBI, other than pursuant to bankruptcy or insolvency laws, is adopted;
(vi) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board of Directors of SBI cease for any reason to constitute at least a majority of the Board of Directors of SBI unless the election, or the nomination for election by SBI’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;
(vii) the occurrence of a Triggering Event within the meaning of the Second Amended and Restated Rights Agreement, between SBI and Mellon Investor Services LLC, as rights agent, dated as of January 19, 2005, as amended on October 24, 2005, and as it may be further amended from time to time; or
(viii) the occurrence of any other event which is irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of SBI.
Notwithstanding clause (i), a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of SBI’s securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities solely as a result of an acquisition by SBI of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% or more of the combined voting power of SBI’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of SBI’s then outstanding securities by reason of share purchases by SBI and shall, after such share purchases by SBI, become the beneficial owner, directly or indirectly, of any additional voting securities of SBI (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of SBI shall be deemed to have occurred with respect to such Person under Clause (a). In no event shall a Change in Control of SBI be deemed to occur under Clause (a) with respect to Benefit Plans.
(f) Disability. The Executive’s employment hereunder shall terminate upon his Disability. For purposes of this Agreement, “Disability” shall mean that the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him for a period of 180 consecutive days or longer, or for an aggregate of 270 days or more during any 12-month period.
(g) Death. The Executive’s employment hereunder shall terminate automatically upon his death.

7. Rights upon Termination of Employment
In the event the Executive’s employment by the Company is terminated during the Agreement Term, the Executive shall be entitled to the payments and benefits specified below:
(a) Resignation for Good Reason; Termination without Cause in the Absence of Change in Control. In the event the Executive voluntarily terminates his employment hereunder for Good Reason, or the Executive’s employment hereunder is terminated by the Company other than for Cause, death or Disability, and no Change in Control shall have occurred on or prior to the effective date of termination of employment (“Termination Date”), the Company shall provide the Executive with the payments and benefits set forth below:
(i) Accrued Rights. The Company shall pay the Executive the “Accrued Rights” as follows: (A) any accrued, but unpaid Base Salary through the Termination Date, payable in accordance with the normal payroll practices of the Company, (B) any earned but unpaid Annual Bonus in accordance with the terms of the Company’s annual bonus plan for any completed calendar year prior to the Termination Date, payable in accordance with terms of the annual bonus plan, (C) any unreimbursed business expenses as of the Termination Date, payable in accordance with Company policy; and (D) all payments, rights and benefits due as of the Termination Date under the terms of the Company’s employee and fringe benefit plans and programs in which the Executive participated during the Employment Period, in addition to any rights or benefits required by statute; and
(ii) Severance Benefit. In addition to the Accrued Rights, and subject to (A) Executive’s continuing compliance with the restrictive covenants set forth in Section 9 hereof, and (B) the execution and delivery by the Executive of a release of claims in the form set forth in Exhibit A hereto within 21 days after the Termination Date, and the non-revocation thereof, the Company shall provide the Executive with severance payments and benefits (“Severance Benefits”) as follows:
(A) the Company shall pay the Executive an amount equal to two (2) times the Executive’s then-current Base Salary, payable in a lump-sum on the 30th day after the Termination Date;
(B) the Company shall pay the Executive an amount equal to two (2) times the greater of (i) the Annual Bonus amount earned by the Executive for the most recently completed calendar year prior to the Termination Date, or (ii) the average of the Annual Bonus amounts earned by the Executive for the three (3) most recently completed calendar years prior to the Termination Date (or if not applicable, the target Annual Bonus amount), payable in a lump-sum on the 30th day after the Termination Date;

(C) for the year in which the Termination Date occurs, the Executive shall be entitled to receive a pro-rata Annual Bonus, based on the number of days during the calendar year prior to the Termination Date, and based upon the actual performance of the Company under the terms of the annual bonus plan, which shall otherwise be applied on the same basis as applied to members of the senior management generally, payable in cash at the time bonuses are paid under the annual bonus plan generally; and
(D) during the three year period following the Termination Date (the “Severance Period”), the Company shall continue to provide, for the benefit of the Executive and his eligible dependents, the medical and health care coverage that is provided to employees of the Company generally during such period, with the same employee cost sharing as applies to active employees of the Company during such period.
(b) Resignation for Good Reason; Termination without Cause After Change in Control. In the event the Executive voluntarily terminates his employment hereunder for Good Reason, or the Executive’s employment hereunder is terminated by the Company other than for Cause, death or Disability, in either case, on or after a Change in Control shall have occurred or during the 3 month period prior thereto, the Company shall provide the Executive with the payments and benefits set forth below:
(i) Accrued Rights. The Company shall pay the Executive the Accrued Rights as described in Section 7(a)(i); and
(ii) Severance Benefit. In addition to the Accrued Rights, and subject to (A) Executive’s continuing compliance with the restrictive covenants set forth in Section 9 hereof, and (B) the execution and delivery by the Executive of a release of claims in the form set forth in Exhibit A hereto within 21 days after the Termination Date, and the non-revocation thereof, the Company shall provide the Executive with severance payments and benefits (“CIC Severance Benefits”) as follows:
(A) the Company shall pay the Executive an amount equal to three (3) times the Executive’s then-current Base Salary, payable in a lump-sum on the 30th day after the Termination Date;
(B) the Company shall pay the Executive an amount equal to three (3) times the greater of (i) the Annual Bonus amount earned by the Executive for the most recently completed calendar year prior to the Termination Date; or (ii) the average of the Annual Bonus amounts earned by the Executive for the three (3) most recently completed calendar years prior to the Termination Date (or if not applicable, the target Annual Bonus amount), payable in a lump-sum on the 30th day after the Termination Date;

(C) for the year in which the Termination Date occurs, the Executive shall be entitled to receive a pro-rata Annual Bonus, based on the number of days during the calendar year prior to the Termination Date, and based upon the actual performance of the Company under the terms of the annual bonus plan, which shall otherwise be applied on the same basis as applied to members of the senior management generally, payable in cash at the time bonuses are paid under the annual bonus plan generally; and
(D) during the three year period following the Termination Date (the “CIC Severance Period”), the Company shall continue to provide, for the benefit of the Executive and his eligible dependents, the medical and health care coverage that is provided to employees of the Company generally during such period, with the same employee cost sharing as applies to active employees of the Company during such period.
(c) Termination for other Reasons. In the event the Executive voluntarily terminates his employment hereunder other than for Good Reason, the Company terminates the Executive’s employment for Cause, or the Executive’s employment is terminated by reason of death or Disability, the Executive shall not be entitled to the Severance Benefits or the CIC Severance Benefits, but shall be entitled to the payment and benefits provided by the Accrued Rights.
8. Additional Payments following a Change in Control
(a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) to be paid to the relevant taxing authority on the Executive’s behalf in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(b) All determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the parties. The Accounting Firm shall not be an accounting firm serving as accountant or auditor for the Company or for the individual, entity or group affecting the Change of Control. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the relevant taxing authority on Executive’s behalf on the date that any relevant payment is otherwise payable to the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section 8 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive’s benefit.
(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then thirty business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Company.

(d) If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 8, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section 8) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 8, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
9. Restrictive Covenants
(a) Confidential Information. The Executive acknowledges that during the course of his employment by the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. The Executive will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Executive will return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any of its affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, price list, customer lists, processes, procedures or standards, manuals, business strategies, records, drawings, specifications, designed, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as confidential information.

(b) Non-Competition. The Executive acknowledges that he is expected to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of the foregoing and the rights and benefits provided to the Executive under this Agreement, including the Severance Benefits or the CIC Severance Benefits, as applicable, the Executive agrees that, during the Employment Period and six (6) months following termination of the Executive’s employment for any reason, the Executive shall not, without the express written consent of the Company, become employed by, provide services to, or be affiliated in any way with, whether as an officer, employee, consultant, advisor or in any other capacity, directly or indirectly, any bank that offers products and services similar or equivalent to those offered by the Bank (i) in the following states: New Hampshire, Massachusetts, Rhode Island, Connecticut, New Jersey, and Pennsylvania, (ii) in the New York metropolitan area, (iii) on Long Island and (iv) if such bank has a banking branch office within fifty (50) miles of a banking branch of the Company or any subsidiaries of the Company as of the Termination Date. If any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.
(c) Non-Solicitation. The Executive further agrees that, during the Employment Period and for one (1) year following termination of the Executive’s employment for any reason, the Executive shall not, without the express written consent of the Company, (i) solicit any employees of the Company or its affiliates to terminate their employment with the Company or any affiliate, or (ii) solicit any customers or client of the Company or its affiliates to cease doing business, in whole or in part, with the Company or any affiliate.
(d) Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company, in addition to such other remedies which may be available to it, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive from the continuation of such breach.
(e) Survival of Covenants. Any termination of the Employment Period or the Agreement Term hereunder shall not affect the provisions of this Section 9, which shall survive any such termination and remain in full force and effect in accordance with their respective terms.
10. Indemnification
The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by applicable law, the Company’s By-laws and for any action or inaction of the Executive while serving as an officer or director of the Company. In addition, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of employment in the same amount and to the same extent as the Company.
11. No Mitigation or Offset
The Executive shall not be required to seek other employment or to reduce any Severance Benefit payable to him hereunder, and, subject to Section 9 hereof, no Severance Benefit shall be reduced by any compensation received by the Executive from other employment. The Company’s obligation to provide any payment or benefit to the Executive under this Agreement shall not be reduced, or otherwise offset, by any amount owed by the Executive to the Company.

12. Representations by Parties
The Executive represents to the Company and the Bank that his execution of and performance under this Agreement will not constitute a violation by him of any written or other contract, understanding, arrangement, duties or other obligation to a former employer or any other third party pertaining to his performance of personal services, solicitation of employees or customers, or other conduct on his part contemplated by this Agreement. The Company represents to the Executive that this Agreement has been fully authorized by all necessary corporate action and is fully enforceable in accordance with its terms.
13. Cooperation Covenant
Both during and after the Employment Period, the Executive shall cooperate fully with the Company at mutually convenient times and places, in connection with any ongoing administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which the Executive may have personal knowledge because of his employment with the Company; provided that in no event will the Executive be required to provide any such cooperation if such cooperation is materially adverse to the Executive’s legal interests. Such cooperation will include being interviewed by representatives of the Company, and participating in such proceedings by deposition and testimony at trial. To the extent possible, the Company will limit the Executive’s cooperation to regular business hours. In any event, following the Employment Period, (i) in any matter subject to this Section 13, the Executive will not be required to act against the reasonable best interests of any new employer or new business venture in which the Executive is an employee, partner or active participant and (ii) any request for the Executive’s cooperation will take into account the Executive’s other personal and business commitments. The Company will reimburse the Executive for all reasonable expenses and costs the Executive may incur as a result of providing such assistance, including travel costs and reasonable legal fees to the extent the Executive reasonably believes, based upon the advice of counsel, that separate representation is warranted, provided the Company receives proper documentation with respect to all claimed expenses and costs. Following the Employment Period, the Executive will be entitled to an hourly fee (which fee will be mutually determined by the Company and the Executive prior to Executive’s providing any cooperation hereunder, it being agreed that such fee will be fair and reasonable in light of Executive’s compensation history) for time spent by the Executive furnishing such cooperation (other than for time spent by the Executive actually providing testimony in any legal matter), including, without limitation, for time taken in travel undertaken in connection with such cooperation, such fee to be paid promptly following the Executive’s submission of a statement setting forth the number of hours spent. Commencing on the fifth anniversary of the termination of the Employment Period, Executive will not be obligated to make more than three days (or portions thereof) per calendar year available for the purpose of providing cooperation to the Company pursuant to this paragraph.

14. Tax Withholding
All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.
15. Section 409A Compliance
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and applicable guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision of this Agreement would cause the Executive to be subject to the payment of interest or any additional tax under Section 409A, the parties agree, to reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, including, but not limited to, delaying the commencement of any payment under this Agreement for six (6) months following the Termination Date if it is determined that as of such Termination Date, the Executive is a “specified employee” under Section 409A and applicable guidance thereunder, and such amounts are deemed as deferred compensation subject to the requirements of Section 409A. Any payment that would have been made to the Executive during the six-month delay period but for the operation of this section shall be made to the Executive in the seventh month following the Termination Date. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.
16. Successors
(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding the foregoing provisions of this Section 17(a), this Agreement shall not be assignable by the Company without the prior written consent of the Executive.
(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.

17. Entire Agreement
This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, effective as of the Effective Date, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof, including without limitation the Prior Employment Agreement and the Offer Letter. Notwithstanding the foregoing, the Executive shall continue to be entitled to any accrued but unpaid compensation (including bonus compensation) under the Prior Employment Agreement or other arrangement that has not been paid as of the Effective Date and shall continue to be entitled to participation in the Company’s long-term incentive program as described in the Offer Letter. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Company and the Executive.
18. Severability
In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.
19. Notices
All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Executive at the address on record with the Company, and shall be sent in the manner described above to the Secretary of the Company at the Company’s principal executive offices or delivered by hand to the Secretary of the Company, and shall be deemed given when sent, provided that any notice given under Section 2 or Section 6 hereof shall be deemed given only when received.
20. Governing Law
This Agreement shall be governed by and enforceable in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.
21. Arbitration
The Company and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (“Association”) in Boston, Massachusetts. The Company, or the Executive, may initiate an arbitration proceeding at any time by giving written notice to the others in accordance with the rules of the Association. The arbitrator shall be selected and proceedings conducted in accordance with the Commercial Dispute Resolution Procedures of the Association. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Massachusetts but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Company, and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

22. Legal Fees
The Company shall pay to Executive all reasonable legal fees and expenses incurred by the Executive in attempting to obtain or enforce rights or benefits provided by this Agreement, if, with respect to any such right or benefit, he is successful in obtaining or enforcing such right or benefit (including by negotiated settlement). In the event that the Company contends at any time that the Executive has violated any of the Executive’s obligations under this Agreement, the Company shall pay all reasonable legal fees and expenses incurred by the Executive in defending against any such claim, if the Executive is successful in defending against such claim, or unless otherwise agreed, the matter is resolved by a negotiated settlement. All legal fees and expenses incurred by Executive as aforesaid shall be paid by the Company as incurred by Executive, subject to repayment by the Executive of the portion of such fees and expenses which relate to an ultimately unsuccessful attempt by him either to obtain or enforce a particular right or benefit under the Agreement or to defend against a claim that the Executive violated his obligations under the Agreement. Further, the Company shall reimburse Executive for his reasonable legal fees and expenses in negotiating this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

EXECUTIVE

KIRK W. WALTERS

SOVEREIGN BANCORP INC

By:
Title:

EXHIBIT A
FORM OF SEVERANCE RELEASE
THIS SEVERANCE RELEASE (“Release”) is entered into between Paul A. Perrault (“Executive”) and Sovereign Bancorp, Inc., a Pennsylvania corporation (together with its successors and assigns, “SBI”).
WHEREAS, Executive and SBI entered into an employment agreement dated September 30, 2008 (“Employment Agreement”); and
WHEREAS, Executive’s employment has terminated under the Employment Agreement under circumstances that provide him with certain significant benefits, subject to Executive’s executing this Release.
NOW, THEREFORE, in consideration of the payments set forth in the Employment Agreement and other good and valuable consideration, Executive and SBI agree as follows: Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (“Executive Releasors”), hereby irrevocably and unconditionally releases, waives, and forever discharges SBI and its affiliated companies and their past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures, and their successors and assigns (“SBI Affiliated Parties”) and all of SBI Affiliated Parties’ respective past and present directors, officers, employees, agents and their representatives, successors and assigns (but as to any such individual, agent or representative, only in connection with, or in relationship to, his or its capacity as a director, officer, employee, agent, representative, successor or assign of any SBI Affiliated Party and not in connection with, or in relationship to, his or its personal or professional capacity unrelated to any SBI Affiliated Party) (collectively, “SBI Releasees”), from any and all actions, claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past, present,, or future that any Executive Releasor had, may have had, or now has, or may hereafter have against SBI or any other SBI Releasee, as of the date of the execution of this Release by Executive, arising out of or relating to Executive’s employment relationship, or the termination of that relationship, with SBI or any affiliate, including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance creating or recognizing employment-related causes of action, and all amendments of any of these laws (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and Mass. Gen. Laws Ch. 12, §§11H and 11I, Mass. Gen. Laws Ch. 151B), tort, contract or any alleged violation of any other legal obligation. Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release any SBI Releasee from any claims or damages based on (i) any right or claim that arises exclusively from events occurring after the date Executive executes this Release, (ii) any right Executive may have to payments, benefits or entitlements under the Employment Agreement or any applicable plan, policy, program or arrangement of, or other agreement with, SBI or any affiliate, (iii) Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of SBI, or under any applicable insurance policy with respect to any liability Executive incurs or has incurred as a director, officer or employee of SBI, (iv) any right any Executive Releasor may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), it being acknowledged by SBI that for purposes of the Employment Agreement, the end of the Severance Period or the CIC Severance Period (whichever is applicable) shall be treated as a qualifying event for purposes of COBRA; provided any such event is permitted to be treated as a qualifying event under the applicable insurance program of the Company or (v) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any SBI Releasee are jointly liable. Notwithstanding the foregoing, if any SBI Releasee commences any action or proceeding in law or equity against any Executive Releasor with respect to any claim or cause of action that arose on or before the termination of Executive’s employment or otherwise asserts any such claim or cause of action against any Executive Releasor in the course of any action or proceeding in law or equity, such Executive Releasor’s release of claims pursuant to the foregoing shall not preclude the Executive Releasor from raising any affirmative defense or counterclaim directly relating to the matters asserted by the Releasee in any such action or proceeding. For the avoidance of doubt, the voiding of such release of claims shall have no effect on Executive’s right to Severance Benefits or CIC Severance Benefits pursuant to the Employment Agreement.
Executive represents that as of the date he has executed this Release he has not assigned to any other party, and agrees not to assign, any claim released by Executive herein. In addition, Executive promises never to file a lawsuit or an arbitration claim against SBI or any other SBI Releasee asserting any claim released by any Executive Releasor herein. If any federal, state or local administrative agency or court has now assumed or later assumes jurisdiction of any complaint or charge on behalf of Executive against any SBI Releasee alleging or asserting unlawful employment discrimination in connection with Executive’s employment with SBI or the termination of that employment, Executive will disclaim entitlement to any relief and, to the extent that Executive has commenced such a proceeding prior to the execution of this Release by Executive, Executive agrees to withdraw such proceeding with prejudice on or before the date on which Executive executes this Release.
Executive acknowledges that he has waived his and Executive Releasors’ Claims knowingly and voluntarily in exchange for the severance benefits set forth in the Employment Agreement, and that Executive would not otherwise have been entitled to those benefits. Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Release. Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Release to revoke his agreement by delivering to SBI written notification (in accordance with Section 11 of the Employment Agreement) of his intention to revoke this Release. This Release becomes effective when signed by Executive unless revoked in writing by Executive in accordance with this seven-day provision. To the extent that Executive has not otherwise done so, Executive is advised to consult with an attorney prior to executing this Release.

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During Executive’s employment with SBI, Executive may have obtained information regarding SBI or SBI Affiliated Parties of a confidential nature or which is a trade secret. Executive agrees that he will not use, and he will not disclose to any person or entity, other than on behalf of or for SBI’s benefit, such confidential information or any trade secret, except (i) as Executive may be authorized in writing to do so by SBI’s Board of Directors or an officer of SBI designated by such Board for such purpose or (ii) to the extent such information has entered the public domain. The parties agree that nothing in this paragraph shall preclude Executive from fulfilling any duty or obligation that he may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents, subpoenaed or requested, or otherwise cooperating in good faith with any proceeding or investigation or from taking any reasonable actions to enforce Executive’s rights against SBI or the Bank, including under this Agreement. Executive further certifies that he has not and agrees that he will not, during the period of time between his receipt of a written notice of termination of employment and his termination date, remove from SBI or transfer by electronic or other means, documents or copies thereof relating to Executive’s duties, without the express written approval of SBI’s Board of Directors or an officer of SBI designated by it for such purpose. Notwithstanding anything to the contrary contained herein, Executive will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information showing Executive’s compensation or relating to Executive’s reimbursement of business related expenses, (iii) information Executive reasonably believes may be needed for the planning and preparation of Executive’s personal tax returns and (iv) copies of SBI and Bank compensation and benefit plans and agreements relating to Executive’s employment with or termination from SBI and/or the Bank.
Executive agrees that he remains subject to the non-competition and non-solicitation provisions of Section 8 of the Employment Agreement. SBI agrees, except as may be required by law, to refrain from performing any act, engaging in any course of conduct or course of action or making or publishing any statements, claims, allegations or assertions which it believes have, or may reasonably be expected to have, the effect of demeaning the name or business reputation of Executive and shall cause its employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity. Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of SBI or any SBI Affiliated Party or any of its or their employees, officers, directors, agents or advisors in their capacities as such. The parties agree that nothing in this paragraph shall preclude either party or any other person referenced in this paragraph from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents, subpoenaed or requested, or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights against the other party, including under this Agreement, or from responding publicly to correct any incorrect, disparaging or demeaning statements, claims, allegations or assertions by the other party or any other person referenced in this paragraph.

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Executive agrees to cooperate with SBI, at mutually convenient times and places, in connection with any ongoing administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which the Executive may have personal knowledge because of his employment with SBI; provided that in no event will Executive be required to provide any such cooperation if such cooperation is materially adverse to Executive’s legal interests. Such cooperation will include being interviewed by representatives of SBI, and participating in such proceedings by deposition and testimony at trial. To the extent possible, SBI will limit Executive’s cooperation to regular business hours. In any event, (i) in any matter subject to this paragraph, Executive will not be required to act against the reasonable best interests of any new employer or new business venture in which Executive is an employee, partner or active participant and (ii) any request for Executive’s cooperation will take into account Executive’s other personal and business commitments. SBI will reimburse Executive for all reasonable expenses and costs Executive may incur as a result of providing such assistance, including travel costs and reasonable legal fees to the extent Executive reasonably believes, based upon the advice of counsel, that separate representation is warranted, provided SBI receives proper documentation with respect to all claimed expenses and costs. Executive will be entitled to an hourly fee (which fee will be mutually determined by SBI and Executive prior to Executive’s providing any cooperation hereunder, it being agreed that such fee will be fair and reasonable in light of Executive’s compensation history) for time spent by Executive furnishing such cooperation (other than for time spent by Executive actually providing testimony in any legal matter), including, without limitation, for time taken in travel undertaken in connection with such cooperation, such fee to be paid promptly following Executive’s submission of a statement setting forth the number of hours spent. Commencing on the fifth anniversary hereof, Executive will not be obligated to make more than three days (or portions thereof) per calendar year available for the purpose of providing cooperation to SBI pursuant to this paragraph.
This Release shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of law. Should any provision of this Release be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release.
IN WITNESS WHEREOF, Executive and SBI have executed this Release as of the date indicated below.

KIRK W. WALTERS
Date:
SOVEREIGN BANCORP, INC.
By:
Its:
Date:

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